Exhibit 99.1

FOR RELEASE, Thursday, September 22, 2005	For Further Information Contact:
4:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Contact
(310) 893-7434 or kmasuda@kbhome.com
Shaun Rachau, Media Contact
(310) 231-4011 or srachau@kbhome.com
KB HOME REPORTS RECORD THIRD QUARTER 2005 RESULTS
Revenues of $2.53 Billion, Up 44%; Net Income of $227.5 million, Up 93%
Backlog Grows 47% to $7.06 Billion; Net Orders Increase 17%;
Company Raises 2005 Earnings Guidance to $9.30 Per Diluted Share
          Los Angeles, CA, September 22, 2005 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today reported financial results for its third quarter ended August 31, 2005. Highlights include:
•	Total revenues rose 44% in the third quarter of 2005 to $2.53 billion, up from $1.75 billion in the year-earlier quarter. Revenue growth was driven by a 45% increase in housing revenues during the quarter to $2.49 billion, up from $1.72 billion in the prior year’s third quarter, the result of double-digit growth in both unit volume and average selling price. Company-wide unit deliveries in the third quarter of 2005 rose 22% to 9,812 from 8,041 in the third quarter of 2004 with each of the Company’s five geographic regions generating year-over-year growth in unit delivery volume.

•	Net income rose 93% to $227.5 million in the third quarter of 2005 from $117.9 million in the year-earlier period. Strong revenue growth combined with an improved operating margin drove the robust increase in earnings. Diluted earnings per share for the period grew 80% to $2.55 from $1.42 a year ago. All per share amounts reflect the Company’s 2-for-1 stock split, which became effective on April 28, 2005.

•	Backlog at August 31, 2005, in both units and dollars, rose to the highest level of any quarter-end in the Company’s history. The dollar value of backlog increased 47% to $7.06 billion on 27,744 units, up from $4.82 billion on 21,928 units at August 31, 2004. All the Company’s geographic regions reported favorable year-over-year backlog comparisons as of August 31, 2005. Strong third-quarter net orders, which increased 17% to 10,467 in 2005 from 8,982 in 2004, propelled backlog to new highs.

•	The Company raised its earnings expectations for 2005 to $9.30 per diluted share, up from previous guidance of $9.00 per diluted share. The new estimate represents a 63% increase from 2004 diluted earnings per share of $5.70 and reflects the Company’s strong year-to-date performance, favorable backlog levels and positive outlook for the remainder of 2005.

•	On September 1, 2005, the Company completed the formation of Countrywide KB Home Loans, a 50-50 joint venture with the nation’s leading home loan lender, Countrywide Financial Corporation. This new enterprise, which marks the first time a national builder has collaborated with a national lender on this scale and scope, will offer the Company’s customers one of the broadest and strongest array of home financing options available in the marketplace today. Countrywide KB Home Loans replaces KB Home Mortgage Company, a wholly-owned subsidiary that has provided mortgage services to the Company’s homebuyers in the past.
          “We achieved tremendous growth in nearly every facet of our business during the third quarter as we continued to fulfill the dream of homeownership for customers across the U.S. and in France,” said Bruce Karatz, chairman and chief executive officer. “By offering a wide variety of products that appeal to diverse homebuyers, we are achieving deeper penetration in all our markets. The resulting higher delivery volumes, coupled with rising average selling prices, generated a significant increase in total revenues during the third quarter. Meanwhile, the synergies created by our proven operating business model continue to enhance our operating margins, contributing to net earnings nearly doubling in the quarter.”
          Company-wide revenues reached $2.53 billion for the quarter ended August 31, 2005, increasing 44% from $1.75 billion in the year-earlier quarter as a result of strong revenue growth in the Company’s homebuilding operations. Housing revenues in the quarter increased 45% to $2.49 billion, up from $1.72 billion in the year-earlier period, as unit deliveries grew 22% to 9,812 from 8,041 in 2004 and the overall average selling price rose 19%. The Company’s overall average selling price jumped to $254,100 in the third quarter of 2005 from $214,400 in the 2004 third quarter, reflecting a strong pricing environment across its geographically diverse operations in the United States and France. On a year-over-year basis, average selling prices rose in each of the Company’s five geographic regions.
          Higher housing revenues and a significantly improved operating margin boosted construction operating income by 96% to $373.8 million in the third quarter, up from $190.8 million in the year-earlier quarter. The Company’s third-quarter construction operating income margin rose to 14.9% from 11.0% in the year-ago quarter. The increase reflected a 330 basis point improvement in housing gross margin to 27.4% in the third quarter of 2005 from 24.1% in the corresponding quarter of 2004, and lower selling, general and administrative expenses as a percentage of housing revenues to 12.6% from 13.3%. The Company’s pretax income more than doubled to $352.7 million in the third quarter of 2005 from $176.0 million in the year-earlier period, largely due to higher revenues and a higher operating margin. Earnings per diluted share in the third quarter rose 80% to $2.55, up from $1.42 in the prior year’s period, as the impact of higher pretax earnings was partially offset by increases in the Company’s effective income tax rate and the average number of diluted shares outstanding.
          “Net orders continued to show strength within our operating regions,” said Karatz, “providing important evidence of the fundamental health of our business. We continue to see high levels of demand in each of our product offerings—first-time, move-up, luxury and active adult buyers—particularly in markets where housing supply remains constrained. With a third-quarter-end backlog totaling more than $7.0 billion, built on year-over-year increases in all five of our geographic regions, KB Home is well-positioned for a strong 2005.”
          The Company generated 10,467 net orders in the third quarter, up 17% from 8,982 net orders in the year-earlier period as four of the Company’s five regions posted double-digit growth. Backlog value grew by $2.24 billion, or 47%, to approximately $7.06 billion at August 31, 2005 from approximately $4.82 billion at August 31, 2004. Unit backlog rose 27% to 27,744 units at August 31, 2005 from 21,928 units at August 31, 2004. Quarter-end backlog levels were up in all of the Company’s regions in the U.S. and France.
          For the nine months ended August 31, 2005, KB Home delivered 25,194 homes, an 18% increase from 21,361 homes delivered in the first nine months of 2004. Total revenues for the period reached $6.29 billion, up 35% from $4.67 billion in the corresponding period of 2004. Net income increased 81% to $531.8 million, up from $294.2 million a year ago. Diluted earnings per share for the period rose 72% to $6.02, up from $3.49 per diluted share in 2004.
          “The strength of our financial results to date, the record backlog levels underpinning our projections, and a favorable outlook for our markets going forward have led us to increase our 2005 earnings guidance to $9.30 per diluted share,” said Karatz. “That represents a 63% increase from 2004’s EPS of $5.70.”
          “Looking forward, our strong homebuilding business is expected to continue to drive growth at KB Home, while the evolution of our mortgage banking business creates a new opportunity to enhance customer services and reduce business risk,” said Karatz. “We view our new partnership with Countrywide as an exciting next step in the track record of growth and innovation at KB Home, one that will allow us to provide our homebuyers with the highest quality mortgage banking services available in the marketplace today. We believe the partnership is aligned with our focus on providing high quality service and a wide array of choices to our customers.”
The Conference Call on the Third Quarter 2005 earnings will be broadcast live TODAY at 6:00 a.m. Pacific Daylight Time, 9:00 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at kbhome.com.
Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the fastest-growing regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana and Texas; and Southeast—Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the largest homebuilders in France. In fiscal 2004, the Company delivered homes to 31,646 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and winner of the 2004 American Business Award for Best Overall Company, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit http://www.kbhome.com.
Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, but not limited to, changes in national, regional, local or general economic conditions, conditions in the capital, credit and homebuilding markets, material prices and availability, labor costs and availability, interest rates and the Company’s debt levels, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors (including weather, natural disasters or similar environmental events), government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, and the continued impact of terrorist activities and U.S. response, unanticipated violations of Company policy, unanticipated legal or regulatory proceedings or claims or other events outside of the Company’s control. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2004 and its other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to the Company’s business. The Company does not have a specific policy or intent of updating or revising forward-looking statements.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Nine Months and Three Months Ended August 31, 2005 and 2004
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months
	2005	2004	2005	2004
Total revenues	$6,291,510	$4,672,087	$2,525,064	$1,748,292

Construction:
Revenues	$6,264,609	$4,639,509	$2,515,803	$1,739,538
Costs and expenses	(5,400,427)	(4,162,432)	(2,141,993)	(1,548,757)

Operating income	864,182	477,077	373,810	190,781

Interest income	3,032	2,978	1,261	782
Interest expense, net of amounts capitalized	(10,727)	(14,633)	(4,310)	(3,827)
Minority interests	(55,547)	(41,174)	(22,121)	(18,535)
Equity in pretax of unconsolidated joint ventures	10,453	9,264	2,674	5,600

Construction pretax income	811,393	433,512	351,314	174,801

Mortgage banking:
Revenues:
Interest income	7,597	7,930	2,547	2,935
Other	19,304	24,648	6,714	5,819

	26,901	32,578	9,261	8,754
Expenses:
Interest	(4,849)	(3,069)	(1,720)	(1,104)
General and administrative	(19,667)	(23,853)	(6,134)	(6,497)

Mortgage banking pretax income	2,385	5,656	1,407	1,153

Total pretax income	813,778	439,168	352,721	175,954

Income taxes	(282,000)	(145,000)	(125,200)	(58,100)

Net income	$531,778	$294,168	$227,521	$117,854

Basic earnings per share	$6.52	$3.75	$2.75	$1.51

Diluted earnings per share	$6.02	$3.49	$2.55	$1.42

Basic average shares outstanding	81,541	78,372	82,735	77,832

Diluted average shares outstanding	88,322	84,300	89,243	82,988

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31,	November 30,	August 31,
	2005	2004	2004
ASSETS

Construction:
Cash and cash equivalents	$60,153	$190,660	$1,947
Receivables	492,870	513,974	400,593
Inventories	5,743,820	4,143,254	4,059,936
Investments in unconsolidated joint ventures	240,666	168,425	122,440
Deferred income taxes	207,439	217,618	155,912
Goodwill	245,030	249,313	244,315
Other assets	147,368	142,252	149,661

	7,137,346	5,625,496	5,134,804

Mortgage banking:
Cash and cash equivalents	41,174	43,536	36,821
Receivables	44,121	150,726	190,256
Other assets	15,559	16,198	13,893

	100,854	210,460	240,970

Total assets	$7,238,200	$5,835,956	$5,375,774

LIABILITIES AND STOCKHOLDERS’ EQUITY

Construction:
Accounts payable	$788,480	$749,050	$598,359
Accrued expenses and other liabilities	946,977	810,913	621,091
Mortgages and notes payable	2,701,430	1,975,600	2,030,606

	4,436,887	3,535,563	3,250,056

Mortgage banking:
Accounts payable and accrued expenses	56,367	45,025	82,056
Notes payable	3,288	71,629	97,328
Collateralized mortgage obligations secured by mortgage-backed securities	748	1,018	5,140

	60,403	117,672	184,524

Minority interests	136,951	127,040	116,068
Stockholders’ equity	2,603,959	2,055,681	1,825,126

Total liabilities and stockholders’ equity	$7,238,200	$5,835,956	$5,375,774

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2005 and 2004
(In Thousands — Unaudited)

	Nine Months		Three Months
	2005	2004	2005	2004
Construction revenues:
Housing	$6,226,089	$4,600,145	$2,493,178	$1,723,861
Commercial	5,202	16,726	2,404	7,602
Land	33,318	22,638	20,221	8,075

Total	$6,264,609	$4,639,509	$2,515,803	$1,739,538

	Nine Months		Three Months
	2005	2004	2005	2004
Costs and expenses:
Construction and land costs
Housing	$4,563,659	$3,520,683	$1,808,832	$1,308,487
Commercial	3,077	12,976	1,735	5,764
Land	26,414	19,100	17,932	5,136

Subtotal	4,593,150	3,552,759	1,828,499	1,319,387
Selling, general and administrative expenses	807,277	609,673	313,494	229,370

Total	$5,400,427	$4,162,432	$2,141,993	$1,548,757

	Nine Months		Three Months
	2005	2004	2005	2004
Interest expense:
Interest incurred	$132,556	$101,605	$47,189	$37,325
Interest capitalized	(121,829)	(86,972)	(42,879)	(33,498)

Interest expense	$10,727	$14,633	$4,310	$3,827

	Nine Months		Three Months
	2005	2004	2005	2004
Other information:
Depreciation and amortization	$15,643	$15,469	$5,482	$5,021
Amortization of previously capitalized interest	67,707	54,184	29,328	19,684

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2005 and 2004
(Unaudited)

	Nine Months		Three Months
	2005	2004	2005	2004
Average sales price:
West Coast	$453,500	$399,500	$458,900	$407,900
Southwest	258,000	198,100	277,400	199,600
Central	154,900	148,400	154,700	148,800
Southeast	206,100	169,200	216,700	172,000
France	212,000	206,800	204,800	199,200

Total	$247,100	$215,400	$254,100	$214,400

	Nine Months		Three Months
	2005	2004	2005	2004
Unit deliveries:
West Coast	4,293	3,643	1,781	1,333
Southwest	5,548	5,337	1,943	1,884
Central	6,628	5,974	2,638	2,432
Southeast	4,850	3,308	1,871	1,263
France	3,875	3,099	1,579	1,129

Total	25,194	21,361	9,812	8,041

Unconsolidated joint ventures:	428	601	75	277

	Nine Months		Three Months
	2005	2004	2005	2004
Net orders:
West Coast	5,718	4,720	1,836	1,526
Southwest	6,527	6,430	1,930	2,025
Central	8,602	7,606	2,860	2,204
Southeast	6,535	5,277	2,171	1,892
France	5,276	3,729	1,670	1,335

Total	32,658	27,762	10,467	8,982

Unconsolidated joint ventures:	156	748	60	148

	August 31, 2005		August 31, 2004
(Dollars in thousands)	Backlog Units	Backlog Value	Backlog Units	Backlog Value
Backlog data:
West Coast	4,892	$2,228,977	3,718	$1,522,970
Southwest	5,531	1,509,186	4,956	987,632
Central	6,032	906,352	5,357	806,894
Southeast	5,965	1,324,161	4,201	765,654
France	5,324	1,091,420	3,696	735,504

Total	27,744	$7,060,096	21,928	$4,818,654

Unconsolidated joint ventures:	223	$38,360	838	$147,233